                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
           Section 17(a) of the Public Utility Holding Company Act of 1935
                or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person:

     Jack F.A.V. Cecil
     -----------------
     C/o Biltmore Farms, Inc.
     ------------------------
     P.O. Box 5355
     ---------------------
     Asheville, NC  28813
     -----------------------

2.   Date of Event Requiring Statement: (Month/Day/Year): March 30, 1999
                                                         -----------------------

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary):
                                                                             ---

4.   Issuer Name and Ticker or Trading Symbol:   TGCC
                                               -----------

5.   Relationship of Reporting Person to Issuer (Check all applicable):

         X    Director                                    10% Owner
     --------                                    --------

              Officer (give title below)                  Other (Specify below)
     --------                                    --------

                       ------------------------------

6.   If Amendment, Date of Original (Month/Day/Year):
                                                     -----

7.   Individual or Joint/Group Filing (Check applicable line):

        X     Form filed by one reporting person
     -------
              Form filed by more than one reporting person
     -------

             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


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1. Title of Security (Instr. 4)            2. Amount of Securities     3. Ownership Form:    4. Name of Indirect Beneficial
                                              Beneficially Owned           Direct (D) or           Ownership (Instr. 5)
                                                 (Instr. 4)               Indirect (I)
                                                                           (Instr. 5)
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
Common Stock                                                41,975              D
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Common Stock                                                 5,200              I                       By Trust (1)
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


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FORM 3 (CONTINUED)

TABLE II:  DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS,
           WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)



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 1. Title of Derivative   2. Date Exercisable and       3. Title and Amount of       4. Conversion   5. Ownership     6. Nature of
   Security (Instr. 4)        Expiration Date           Securities Underlying         or Exercise       Form of         Indirect
                              (Month/Day/Year)      Derivative Security (Instr. 4)     Price of        Derivative       Beneficial
                                                                                      Derivative       Security:        Ownership
                                                                                       Security       Direct (D) or     (Instr. 5)
                                                                                                      Indirect (I)
                                                                                                       (Instr. 5)
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                              Date     Expiration        Title          Amount or
                          Exercisable     Date                          Number of
                                                                         Shares
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
Options to Purchase         3/30/99                  Common Stock          25,000          $10.00          D
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Options to Purchase         3/30/00                  Common Stock          25,000          $10.00          D
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Options to Purchase         3/30/01                  Common Stock          25,000          $10.00          D
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Options to Purchase         3/30/02                  Common Stock          25,000          $10.00          D
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


Explanation of Responses: (1) The reporting person disclaims beneficial ownership of the securities held in trust for his minor childeren.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




Date: April 9, 1999                          /S/ John F.A.V Cecil
                                             -----------------------------------
                                                 John F.A.V. Cecil




Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly. If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).